Exhibit 99.1
News Release

Nucor Reports Results for the First Quarter of 2022

CHARLOTTE, N.C. – April 21, 2022 – Nucor Corporation (NYSE: NUE) today announced consolidated net earnings of $2.10 billion, or $7.67 per diluted share, for the first quarter of 2022, making it the most profitable first quarter in the Company’s history. By comparison, Nucor reported consolidated net earnings of $2.25 billion, or $7.97 per diluted share, for the fourth quarter of 2021 and $942.4 million, or $3.10 per diluted share, for the first quarter of 2021.

“I’m incredibly proud of the Nucor Team’s exceptional focus on delivering world class performance in the first quarter of 2022, especially our record results in Safety and first quarter profitability. We are grateful for the trust our customers place in the Nucor Team with every order as we strive to offer exceptional value by delivering the cleanest and most sustainable steel solutions in the world. Our key forward looking indicators for 2022 remain favorable and we expect another strong year in both earnings and cash generation,” said Leon Topalian, Nucor’s President and Chief Executive Officer.

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the first quarter of 2022 and 2021 were as follows (in thousands):

	Three Months (13 Weeks) Ended
	April 2, 2022	April 3, 2021
Steel mills	$2,578,854	$1,314,974
Steel products	684,867	211,812
Raw materials	95,853	223,235
Corporate/eliminations	(461,459)	(451,775)

	$2,898,115	$1,298,246

Financial Review

Nucor’s consolidated net sales increased 1% to $10.49 billion in the first quarter of 2022 compared with $10.36 billion in the fourth quarter of 2021 and increased 50% compared with $7.02 billion in the first quarter of 2021. Average sales price per ton in the first quarter of 2022 increased 2% compared with the fourth quarter of 2021 and increased 68% compared with the first quarter of 2021. A total of 6,394,000 tons were shipped to outside customers in the first quarter of 2022, which was similar to the fourth quarter of 2021 and decreased 11% as compared to the first quarter of 2021. Total steel mill shipments in the first quarter of 2022 decreased 1% as compared to the fourth quarter of 2021 and decreased 11% as compared to the first quarter of 2021. Steel mill shipments to internal customers represented 22% of total steel mill shipments in the first quarter of 2022, compared with 22% in the fourth quarter of 2021 and 21% in the first quarter of 2021. Downstream steel product shipments to outside customers in the first quarter of 2022 increased 7% from the fourth quarter of 2021 and increased 2% from the first quarter of 2021.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2022 (Continued)

The average scrap and scrap substitute cost per gross ton used in the first quarter of 2022 was $495, a 3% decrease compared to $508 in the fourth quarter of 2021 and a 22% increase compared to $405 in the first quarter of 2021.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $62 million, or $0.17 per diluted share, in the first quarter of 2022, compared with approximately $54 million, or $0.15 per diluted share, in the fourth quarter of 2021 and approximately $19 million, or $0.05 per diluted share, in the first quarter of 2021.

Overall operating rates at the Company’s steel mills decreased to 77% in the first quarter of 2022 as compared to 89% in the fourth quarter of 2021 and 95% in the first quarter of 2021.

Financial Strength

At the end of the first quarter of 2022, we had $4.26 billion in cash and cash equivalents, short-term investments and restricted cash and cash equivalents on hand. The Company’s $1.75 billion revolving credit facility remains undrawn and does not expire until November 2026. Nucor continues to have the strongest credit rating in the North American steel sector (Baa1/A-) with stable outlooks at both Moody’s and Standard & Poor’s.

Commitment to Returning Capital to Stockholders

During the first quarter of 2022, Nucor repurchased approximately 7.0 million shares of its common stock at an average price of $128.45 per share. As of April 2, 2022, Nucor had approximately 266,000,000 shares outstanding and approximately $2.94 billion remaining for repurchases under its existing authorized share repurchase program. This share repurchase authorization is discretionary and has no scheduled expiration date.

On February 22, 2022, Nucor’s board of directors declared a cash dividend of $0.50 per share. This cash dividend is payable on May 11, 2022 to stockholders of record as of March 31, 2022 and is Nucor’s 196th consecutive quarterly cash dividend.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2022 (Continued)

First Quarter of 2022 Analysis

Steel mill segment earnings in the first quarter of 2022 decreased from the fourth quarter of 2021, primarily due to the decreased profitability of the sheet mills. While end market demand remains strong, average realized selling prices in sheet softened during the first quarter reflecting increased import volumes coupled with modest destocking. The steel products segment generated increased earnings in the first quarter of 2022 relative to the fourth quarter of 2021 due to continued strong nonresidential construction related demand and expanded profit margins. Earnings for the raw materials segment increased in the first quarter of 2022 as compared to the fourth quarter of 2021 due to improving selling prices for raw materials at the end of the quarter.

Second Quarter of 2022 Outlook

End use market demand remains strong for steel and steel products, and we remain confident that 2022 will be another year of very strong earnings and cash flow for Nucor.

We expect that the second quarter of 2022 will be the most profitable quarter in Nucor’s history, surpassing the previous record set in the fourth quarter of 2021.

Second quarter earnings will be driven by increased profitability in the steel products segment, which continues to benefit from robust demand in nonresidential construction markets. In addition, the steel mills segment earnings are expected to strengthen due primarily to increased profitability at our sheet and plate mills. Similarly, Nucor’s raw materials segment is expected to generate increased profits in the second quarter due to relatively higher selling prices for raw materials.

Earnings Conference Call

You are invited to listen to the live broadcast of Nucor’s conference call during which management will discuss Nucor’s first quarter results on April 21, 2022 at 2:00 p.m. Eastern Time. The conference call will be available over the Internet at www.nucor.com, under Investors.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel – in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2022 (Continued)

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties surrounding the global economy, including excess world capacity for steel production, inflation and interest rate changes; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12) capital investments and their impact on our performance; (13) our safety performance; and (14) the impact of the COVID-19 pandemic and any variants of the virus. These and other factors are discussed in Nucor’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2021. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries – Paul Donnelly, 704-264-8807, or Gregg Lucas, 704-972-1841

For Media Inquiries – Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2022 (Continued)

Tonnage Data

(In thousands)

	Three Months (13 Weeks) Ended
	April 2, 2022	April 3, 2021	Percent Change
Steel mills total shipments:
Sheet	2,385	2,927	-19%
Bars	2,286	2,319	-1%
Structural	640	623	3%
Plate	398	596	-33%
Other	105	79	33%

	5,814	6,544	-11%

Sales tons to outside customers:
Steel mills	4,539	5,190	-13%
Joist	179	172	4%
Deck	136	135	1%
Cold finished	133	132	1%
Rebar fabrication products	291	282	3%
Piling	111	136	-18%
Tubular products	255	250	2%
Other steel products	130	100	30%
Raw materials	620	779	-20%

	6,394	7,176	-11%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2022 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended
	April 2, 2022	April 3, 2021
Net sales	$10,493,282	$7,017,140

Costs, expenses and other:
Cost of products sold	7,035,143	5,394,703
Marketing, administrative and other expenses	524,584	291,124
Equity in earnings of unconsolidated affiliates	(7,695)	(13,239)
Losses on assets	—	6,662
Interest expense, net	43,135	39,644

	7,595,167	5,718,894
Earnings before income taxes and noncontrolling interests	2,898,115	1,298,246
Provision for income taxes	671,000	310,732

Net earnings	2,227,115	987,514
Earnings attributable to noncontrolling interests	131,492	45,082

Net earnings attributable to Nucor stockholders	$2,095,623	$942,432

Net earnings per share:
Basic	$7.69	$3.10
Diluted	$7.67	$3.10
Average shares outstanding:
Basic	271,564	301,846
Diluted	272,094	302,518

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2022 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	April 2, 2022	Dec 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$3,725,266	$2,364,858
Short-term investments	446,868	253,005
Accounts receivable, net	4,111,478	3,853,972
Inventories, net	6,245,679	6,011,182
Other current assets	252,060	316,540

Total current assets	14,781,351	12,799,557
Property, plant and equipment, net	8,921,263	8,114,818
Restricted cash and cash equivalents	88,242	143,800
Goodwill	2,904,134	2,827,344
Other intangible assets, net	1,063,210	1,103,759
Other assets	874,668	833,794

Total assets	$28,632,868	$25,823,072

LIABILITIES
Current liabilities:
Short-term debt	$86,521	$107,723
Current portion of long-term debt and finance lease obligations	629,536	615,678
Accounts payable	1,900,536	1,974,041
Salaries, wages and related accruals	832,999	1,495,166
Accrued expenses and other current liabilities	1,081,706	964,805
Federal income taxes payable	602,537	—

Total current liabilities	5,133,835	5,157,413
Long-term debt and finance lease obligations due after one year	6,112,331	4,961,410
Deferred credits and other liabilities	1,243,582	1,100,455

Total liabilities	12,489,748	11,219,278

EQUITY
Nucor stockholders’ equity:
Common stock	152,061	152,061
Additional paid-in capital	2,163,129	2,140,608
Retained earnings	19,635,277	17,674,100
Accumulated other comprehensive loss, net of income taxes	(44,504)	(115,282)
Treasury stock	(6,701,401)	(5,835,098)

Total Nucor stockholders’ equity	15,204,562	14,016,389
Noncontrolling interests	938,558	587,405

Total equity	16,143,120	14,603,794

Total liabilities and equity	$28,632,868	$25,823,072

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2022 (Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months (13 Weeks) Ended
	April 2, 2022	April 3, 2021
Operating activities:
Net earnings	$2,227,115	$987,514
Adjustments:
Depreciation	195,478	179,820
Amortization	41,411	21,130
Stock-based compensation	26,422	19,859
Deferred income taxes	(18,764)	62,705
Distributions from affiliates	1,500	180
Equity in earnings of unconsolidated affiliates	(7,695)	(13,239)
Losses on assets	—	6,662
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(92,394)	(524,570)
Inventories	124,201	(795,940)
Accounts payable	(165,476)	225,333
Federal income taxes	672,142	200,888
Salaries, wages and related accruals	(658,267)	69,780
Other operating activities	126,495	90,289

Cash provided by operating activities	2,472,168	530,411

Investing activities:
Capital expenditures	(447,682)	(313,510)
Investment in and advances to affiliates	(63)	(118)
Disposition of plant and equipment	7,288	5,735
Acquisitions (net of cash acquired)	(347,177)	300
Purchase of investments	(274,197)	(214,427)
Proceeds from the sale of investments	80,333	219,777
Other investing activities	(183)	249

Cash used in investing activities	(981,681)	(301,994)

Financing activities:
Net change in short-term debt	(21,202)	(1,607)
Proceeds from long-term debt, net of discount	1,093,059	—
Repayment of long-term debt	(2,500)	—
Bond issuance related costs	(8,388)	—
Proceeds from exercise of stock options	16,586	107,524
Payment of tax withholdings on certain stock-based compensation	(8,512)	(14,521)
Distributions to noncontrolling interests	(211,558)	(73,795)
Cash dividends	(137,587)	(123,901)
Acquisition of treasury stock	(905,324)	(301,859)
Other financing activities	(3,883)	(2,505)

Cash used in financing activities	(189,309)	(410,664)

Effect of exchange rate changes on cash	3,672	3,307

Increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	1,304,850	(178,940)
Cash and cash equivalents and restricted cash and cash equivalents – beginning of year	2,508,658	2,754,929

Cash and cash equivalents and restricted cash and cash equivalents – end of three months	$3,813,508	$2,575,989

Non-cash investing activity:
Change in accrued plant and equipment purchases	$(7,789)	$4,461

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com